EXHIBIT 99.1

News Release

Subject:	1st INDEPENDENCE FINANCIAL GROUP, INC.
Announces Fourth-Quarter Earnings

Date: March 1, 2005

For Further Information Call:

N. William White—(812) 944-1400	Arthur L. Freeman— (859) 734-5452
President	Chairman of the Board and CEO

Harrodsburg, Kentucky –1st Independence Financial Group, Inc. (NASDAQ:FIFG), the holding company of 1st Independence Bank reported today that net income for the three month fiscal year ended December 31, 2004 was $239,743, or $.13 per fully diluted share. Net income for the calendar-year quarter ended December 31, 2003 was $182,927, or $.16 per diluted share. The Company’s previously announced sale of its 55.8% interest in Citizens Financial Bank, Inc. was closed on January 28, 2005.

In December 2004, 1st Independence announced a change in the Company’s fiscal year-end from September 30, 2004 to December 31, 2004. As this is the first time that 1st Independence is reporting earnings results on its new fiscal year, please note that all quarterly comparisons correspond to the previous calendar-year quarter.

1st Independence Financial Group is headquartered in Harrodsburg, Kentucky and includes 1st Independence Bank and 1st Independence Mortgage Group, a division of the Bank. The Bank has seven full service banking offices. The banking offices are located in Harrodsburg, Lawrenceburg and Louisville, Kentucky, and New Albany, Jeffersonville, Marengo and Clarksville, Indiana. 1st Independence Mortgage Group operates in Louisville, Kentucky and southern Indiana.

The press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the company conducts business, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the company conducts business, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, the company wishes to advise readers that the factors listed above could affect the company’s financial performance and could cause the company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.